Exhibit (23a)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Met-Pro Corporation on Form S-8 (File Nos. 333-155981, 333-125664, 333-68220 and 333-44471) of our report dated March 17, 2011 with respect to our audits of the consolidated financial statements and related consolidated financial statement schedule of Met-Pro Corporation as of January 31, 2011 and 2010 and for the years then ended and our report dated March 17, 2011 with respect to our audit of the effectiveness of internal control over financial reporting of Met-Pro Corporation as of January 31, 2011, which reports are included in this Annual Report on Form 10-K of Met-Pro Corporation for the year ended January 31, 2011.

/s/ Marcum LLP

Marcum LLP
Bala Cynwyd, Pennsylvania
March 17, 2011